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                                                                    EXHIBIT 23.1



                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS



Microelectronic Packaging, Inc.
San Diego, California


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 12, 1996, except for Note 2 paragraph 3 and Note 17 paragraph 1, which are as of April 4, 1996, relating to the consolidated financial statements of Microelectronic Packaging, Inc., and of our report dated March 12, 1996 relating to the schedules, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



                                   /s/ BDO Seidman, LLP
                                   BDO SEIDMAN, LLP